UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2005

Chembio Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-85787	88-0425691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

       3661 Horseblock Road, Medford, NY       11763

       (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code (631) 924-1135

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.

Unregistered Sales of Equity Securities

On May 1, 2005, Chembio Diagnostics, Inc. (the “Company”) entered into a contract with Business Consulting Group Unlimited, Inc., a consulting company, and as part of the terms of this contract the Company issued 25,000 shares of common stock to the consulting company as a portion of the compensation for services to be performed.  If the contract is not terminated, the Company will be required to issue an additional 25,000 shares of common stock to the consulting company.  The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for its exemption from registration of this issuance. The sole investor in the issuance was an accredited investor.

On May 15, 2005, the Company issued 312,773 shares of common stock as payment of dividends on the Company’s series A preferred stock. No cash was exchanged in this issuance. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for its exemption from registration of this issuance. The investors in the issuance were accredited investors of the Company.

On May 17, 2005, in accordance with the terms of the Company’s 1999 Equity Incentive Plan, the Company granted to certain employees of the Company options to purchase 289,000 shares of the Company’s common stock.  The exercise price for these options is equal to $.80.  Each option granted will expire and terminate, if not exercised sooner, upon the earlier to occur of (a) 30 days after termination of the employee’s employment with the Company or (b) the seventh anniversary of the date of grant.  The Company relied on Section 4(2) of the Securities Act of 1933 and Rule 701 as the basis for its exemption from registration of this issuance.

ITEM 8.01. Other Events.

On May 16, 2005, the Company issued the press release included herein as Exhibit 99.1.

ITEM 9.01.    Financial Statements and Exhibits

         (c) Exhibits

         99.1 Press release dated May 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 19, 2005

CHEMBIO DIAGNOSTICS, INC.

By:  /s/ Lawrence A. Siebert

Lawrence A. Siebert

Chief Executive Officer

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